Exhibit 2.1









                               AGREEMENT AND PLAN
                                    OF MERGER
                                   DATED AS OF
                                 APRIL 28, 1998
                                      AMONG
                                   MEDISYS PLC
                              LMC ACQUISITION CORP.
                                       AND
                           LUKENS MEDICAL CORPORATION




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                                TABLE OF CONTENTS

ARTICLE I.  THE MERGER.........................................................1
         Section 1.1.  The Merger..............................................1
         Section 1.2.  Effective Date of the Merger............................1

ARTICLE II. SURVIVING CORPORATION..............................................1
         Section 2.1.  Certificate of Incorporation............................1
         Section 2.2.  By-Laws.................................................2
         Section 2.3.  Board of Directors; Officers............................2
         Section 2.4.  Effects of Merger.......................................2

ARTICLE III.  CONVERSION OF SHARES; OTHER SECURITIES...........................2
         Section 3.1.  Merger Consideration....................................2

ARTICLE IV.  PAYMENT PROCEDURES; MECHANICS OF THE MERGER.......................3
         Section 4.1.  Payment Procedures......................................3
         Section 4.2.  Dissenting Shares.......................................4
         Section 4.3.  Stock Options...........................................5
         Section 4.4.  Stockholders' Meetings..................................5
         Section 4.5.  Closing of the Company's Transfer Books.................6
         Section 4.6.  Assistance in Consummation of Merger....................6
         Section 4.7.  Closing.................................................6



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ARTICLE V.  REPRESENTAIONS AND WARRANTIES OF PARENT............................6
         Section 5.1.  Organization and Qualification..........................6
         Section 5.2.  Authority Relative to this Agreement....................6
         Section 5.3.  Parent Action...........................................7
         Section 5.4.  Financial Advisor.......................................7
         Section 5.5.  Information.............................................7
         Section 5.6.  Financing...............................................8
         Section 5.7.  Litigation..............................................8

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................8
         Section 6.1.  Organization and Qualification..........................8
         Section 6.2.  Capitalization..........................................8
         Section 6.3.  Subsidiaries............................................9
         Section 6.4.  Authority Relative to this Agreement....................9
         Section 6.5.  Reports and Financial Statements.......................10
         Section 6.6.  Absence of Certain Changes or Events...................11
         Section 6.7.  Litigation.............................................11
         Section 6.8.  Employee Benefit Plans.................................12
         Section 6.9.  Labor Matters..........................................14
         Section 6.10. Company Action.........................................14
         Section 6.11. Compliance with Applicable Laws........................15
         Section 6.12. Liabilities............................................15
         Section 6.13. Taxes..................................................15



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         Section 6.14. Certain Agreements.....................................15
         Section 6.15. Patents, Trademarks, Etc...............................16
         Section 6.16. No Material Adverse Effect.............................16
         Section 6.17. Products Liability.....................................17
         Section 6.18. Environmental Matters..................................17
         Section 6.19. Title to Property......................................18
         Section 6.20. Absence of Certain Business Practices..................19
         Section 6.21. Financial Advisor .....................................19

ARTICLE VII.  REPRESENTATIONS AND WARRANTIES REGARDING SUB....................19
         Section 7.1.  Organization...........................................19
         Section 7.2.  Capitalization.........................................19
         Section 7.3.  Authority Relative to this Agreement...................19

ARTICLE VIII.  CONDUCT OF BUSINESS PENDING THE MERGER.........................20
         Section 8.1.  Conduct of Business by the Company Pending the Merger..20

ARTICLE IX.  ADDITIONAL AGREEMENTS............................................21
         Section 9.1.  Access and Information.................................21
         Section 9.2.  Proxy Statement........................................22
         Section 9.3.  Employee Matters.......................................22
         Section 9.4.  Indemnification........................................23
         Section 9.5.  Additional Agreements..................................24
         Section 9.6.  Alternative Proposals..................................24
         Section 9.7.  Advice of Changes; SEC Filings.........................25




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         Section 9.8.  Restructuring of Merger................................25
         Section 9.9.  Cancellation of Warrants; Repayment of Loans from
                         Affiliates...........................................25
         Section 9.10. Agreement of Principal Stockholders....................26
         Section 9.11  Fairness Opinion.......................................26

ARTICLE X.  CONDITIONS PRECEDENT..............................................26
         Section 10.1. Conditions to Each Party's Obligation to Effect the
                         Merger...............................................26
         Section 10.2. Conditions to Obligation of the Company to Effect
                         the Merger...........................................27
         Section 10.3. Conditions to Obligations of Parent and Sub to
                         Effect the Merger....................................27

ARTICLE XI.  TERMINATION, AMENDMENT AND WAIVER................................28
         Section 11.1. Termination by Mutual Consent..........................28
         Section 11.2  Termination by Either Parent or the Company............28
         Section 11.3. Termination by the Company.............................29
         Section 11.4. Termination by the Parent..............................29
         Section 11.5. Effect of Termination and Abandonment..................30

ARTICLE XII.  GENERAL PROVISIONS..............................................31
         Section 12.1. Non-Survival of Representations, Warranties and
                         Agreements...........................................31
         Section 12.2. Notices................................................31
         Section 12.3. Fees and Expenses......................................32
         Section 12.4. Publicity..............................................32
         Section 12.5. Specific Performance...................................32
         Section 12.6. Assignment; Binding Effect.............................33
         Section 12.7. Entire Agreement.......................................33



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         Section 12.8. Amendment..............................................33
         Section 12.9. Governing Law..........................................33
         Section 12.10. Counterparts..........................................33
         Section 12.11. Headings and Table of Contents........................33
         Section 12.12.  Interpretation.......................................33
         Section 12.13.  Waivers..............................................34
         Section 12.14.  Severability.........................................34
         Section 12.15.  Subsidiaries.........................................34
         Section 12.16.  United States Dollars; Exchange Rates................34






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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 28, 1998, by and among Medisys PLC, a Scottish public limited company ("Parent"), LMC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Lukens Medical Corporation, a Delaware corporation (the "Company"):

                              W I T N E S S E T H:

     WHEREAS, Parent and the Company desire to effect a business combination by means of the merger of Sub with and into the Company (the "Merger"); and

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the Merger, upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

     1.2 Effective Date of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing on the date of the Closing (as defined in Section 4.1(c)). The Merger shall become effective (the "Effective Date") upon the filing of the Certificate of Merger or at such time thereafter as is provided in such Certificate of Merger.


                                   ARTICLE II
                              SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.



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     2.2 By-Laws. The By-laws of Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

     2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     2.4  Effects of  Merger.  The Merger  shall have the  effects  set forth in
Section 259 of the DGCL.


                                   ARTICLE III
                     CONVERSION OF SHARES; OTHER SECURITIES

     3.1 Merger Consideration. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"):

          (a) All shares of Company Common Stock which are held by the Company or any subsidiary of the Company, and any shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent, shall be canceled.

          (b) Each remaining outstanding share of Company Common Stock, other than the Dissenting Shares (as defined in Section 4.2), shall be converted into and represent the right to receive $4.00 in cash (the "Merger Consideration") in accordance with Section 4.1.

          (c) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock after the date hereof, the Merger Consideration shall be adjusted accordingly.


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                                   ARTICLE IV
                   PAYMENT PROCEDURES; MECHANICS OF THE MERGER

     4.1 Payment Procedures.

          (a) Prior to the Effective Date, Parent shall select a Payment Agent, which shall be Parent's Transfer Agent or such other person or persons designated by Parent, to act as Payment Agent for the Merger (the "Payment Agent").

          (b) Promptly after the Effective Date, Parent shall instruct the Payment Agent to mail to each holder of a certificate or certificates evidencing shares of Company Common Stock (other than Dissenting Shares) ("Certificates")
(i) a letter of transmittal (which shall include a Substitute Form W-9 and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Payment Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Each holder of Company Common Stock, upon surrender to the Payment Agent of such holder's Certificates with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be paid the amount of cash to which such holder is entitled, pursuant to this Agreement, as payment of the Merger Consideration (without any interest accrued thereon). Until so surrendered, each Certificate shall after the Effective Date represent for all purposes only the right to receive the Merger Consideration. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

          (c) At the Closing of the transactions contemplated by this Agreement (the "Closing), Parent shall deposit in trust with the Payment Agent, for the ratable benefit of the holders of Company Common Stock (other than Dissenting Shares), the appropriate amount of cash to which such holders are entitled pursuant to this Agreement as payment of the Merger Consideration (the "Payment Fund"). The Payment Agent shall, pursuant to irrevocable instructions, make the payments to the holders of the Company Common Stock as set forth in this Agreement.

          (d) If any delivery of the Merger Consideration is to be made to a person other than the registered holder of the Certificates surrendered in exchange therefor, it shall be a condition to such delivery that the Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such delivery shall (i) pay to the Payment Agent any transfer or other taxes required as a result of delivery to a


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person other than the registered holder or (ii) establish to the satisfaction of the Payment Agent that such tax has been paid or is not payable.

          (e) Any portion of the Payment Fund that remains undistributed to the holders of Company Common Stock as of the first anniversary of the Effective Date shall be delivered to Parent upon demand, and any holder of Company Common Stock who has not theretofore complied with the exchange requirements of this Section shall have no further claim upon the Payment Agent and shall thereafter look only to Parent for payment of the Merger Consideration.

          (f) If a Certificate has not been surrendered prior to the date on which any receipt of Merger Consideration would otherwise escheat to or become the property of any governmental agency, such Certificate shall, to the extent permitted by applicable law, be deemed to be canceled and no Merger Consideration, money or other property will be due to the holder thereof.

          (g) The Payment Agent shall invest cash in the Payment Fund in obligations of or guaranteed by the United States of America with remaining maturities not exceeding 180 days, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit or banker's acceptances of commercial banks with capital exceeding $500 million (collectively, "Permitted Investments"). The maturities of Permitted Investments shall be such as to permit the Payment Agent to make prompt payment to former stockholders of the Company entitled thereto as contemplated by this Section. Any interest and other income resulting from such investments shall be paid to Parent or as Parent may otherwise direct.

     4.2 Dissenting Shares.

          (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Date and which are held by holders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such holders shall be entitled to receive payment of the appraised value of such shares, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Date, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender of the Certificates evidencing such shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments


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served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     4.3 Stock Options.

          (a) The Company's stock option plan, which is attached to Section 4.3 of the Company Disclosure Schedule (as defined in Section 6.1) (the "Option Plan"), and each option to acquire shares of Company Common Stock outstanding immediately prior to the Effective Date thereunder, whether vested or unvested (each, an "Option" and collectively, the "Options"), shall be assumed by Parent at the Effective Date, and each such Option shall become an option to purchase a number of ordinary shares of Parent, par value 1p (a "Substitute Option"), equal to the number of shares of Company Common Stock subject to such Option multiplied by the Option Exchange Ratio (as defined below). The per share exercise price for each Substitute Option shall be the current exercise price per share of Company Common Stock divided by the Option Exchange Ratio, and each Substitute Option otherwise shall after the Effective Date be subject to all of the other terms and conditions of the original Option to which it relates. Prior to the Effective Date, the Company shall take such additional actions as are reasonably necessary under the applicable agreements and Option Plan to provide that each outstanding Option shall, from and after the Effective Date, represent only the right to purchase, upon exercise, ordinary shares of Parent and Parent shall take such additional actions as are reasonable and necessary under applicable law in order to effect the issuance of such Substitute Options to such holders. Except as set forth in Section 4.3 of the Company Disclosure Schedule, the vesting of no Option shall be accelerated by reason of the Merger unless the agreement or arrangement under which it was granted or by which it is otherwise governed specifically provides for such acceleration. For avoidance of doubt, it is the intention of Parent and the Company that the Substitute Options be identical in all respects to the Options (except for the number and type of shares for which they shall be exercisable and the exercise price thereof) and that, without limitation, (i) all terms of the plans under which such Options were issued and (ii) all policies set forth in Section 4.3 of the Company Disclosure Schedule, shall apply thereto from and after the Effective Date.

          (b) For purposes of this Agreement, the term "Option Exchange Ratio" shall mean the ratio of (x) $4.00 to (y) the U.S. dollar equivalent of the average of the middle-market closing price per share of the Parent ordinary shares on the Alternative Investment Market of the London Stock Exchange, as shown in the "London Stock Exchange Daily Official List," for each of the ten trading days ending two trading days prior to the Effective Date.

     4.4 Stockholders' Meetings. (a) The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Subject solely to its fiduciary duties, the Board of Directors of the Company will recommend


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that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of the Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Agreement.

          (b) Parent shall take all action necessary, in accordance with applicable law, stock exchange rules and its Memorandum and Articles of Association, to convene an extraordinary meeting of the holders of its ordinary shares to approve this Agreement, the Merger and the related issuance of securities of Parent, to the extent approval is required and sought by Parent. Subject solely to its fiduciary duties, the Board of Directors of Parent will recommend that holders of its ordinary shares vote in favor of the matters put before them.

     4.5 Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Sections 3.1 (b) and 4.1.

     4.6 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all commercially reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Agreement.

     4.7 Closing. The Closing shall take place (i) at the offices of Brock Silverstein McAuliffe LLC, One Citicorp Center, 153 East 53rd Street, 56th floor, New York, New York 10022, at 10:00am, New York City time, on the earlier of (A) August 14, 1998 or (B) the day which is no later than two business days after the day on which the last of the conditions set forth in Article X is fulfilled or waived and the meeting of Parent's Shareholders with respect to the Merger and related financing has been held or (ii) at such other time and place as Parent and the Company shall agree in writing.


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows:

     5.1 Organization and Qualification. Parent is a public limited company duly incorporated, validly existing and in good standing under the laws of Scotland and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted.


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     5.2  Authority  Relative  to  this  Agreement.  Parent  has  the  corporate authority to enter into this Agreement and, subject to the satisfaction of the conditions contained herein, to carry out its obligations hereunder. The
execution  and  delivery  of  this  Agreement  and  the   consummation   of  the
transactions contemplated hereby have been duly authorized by Parent's Board of Directors. The Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the requisite approval of the holders of the Parent ordinary shares of the transactions contemplated hereby and related financing, no other corporate proceedings on the part of Parent are necessary to authorize the Agreement and the transactions contemplated hereby. Parent is not subject to or obligated under (i) any memorandum, articles of association, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Agreement other than those which, either singly or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on the Parent's ability to consummate the transactions contemplated hereby, including the Merger. Except as required in connection, or in compliance, with the provisions of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and the corporation, securities or blue sky laws or regulations of the various states or any rules or regulations of the London Stock Exchange applicable to Parent, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent of the Merger or the other transactions
contemplated   by   this   Agreement   other   than   filings,    registrations,
authorizations, consents or approvals the failure of which to make or obtain has not had, or would not reasonably be expected to have a material adverse effect
on  Parent's  ability  to  consummate  the  transactions   contemplated  hereby,
including the Merger.

     5.3 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of all directors present determined that the Agreement is advisable and in the best interests of Parent and its stockholders.

     5.4 Financial Advisor. Parent represents and warrants that, except for Henry Ansbacher & Co. Limited and any other underwriter, broker, finder or investment banker to be engaged in the normal course of business for the offering of Parent's securities, no broker, finder or investment banker is entitled to any brokerage or finder's fee or investment banking fee in connection with the Merger and the related financing based upon arrangements made by or on behalf of Parent.


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     5.5 Information.  As of the date of this Agreement, Parent does not know of any facts or circumstances which currently or with the passage of time constitute a breach of the representations or warranties made by the Company herein. To its knowledge, Parent has been furnished with and been given access by the Company to considerable information about the Company and its business as it has requested. The Company acknowledges that the foregoing shall not in any way limit Parent's ability to terminate this Agreement pursuant to Section 11.4.

     5.6 Financing. Based upon preliminary discussions with its proposed sources of financing, Parent has a good faith belief that it will be able to raise the funds necessary to consummate the transactions contemplated hereby.

     5.7 Litigation. There is no suit, action, claim, arbitration or proceeding pending or, to the knowledge of Parent, threatened against Parent seeking to prevent or challenge the transactions contemplated by this Agreement. Parent is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against Parent having, or which would reasonably be expected to have, either alone or in the aggregate, a material adverse effect on Parent's ability to consummate the transactions hereby.


                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

     6.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business, properties, prospects, assets, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of the Company and each of its Subsidiaries are attached to Section 6.1 of the disclosure schedule delivered by the Company to Parent prior to execution and delivery of this Agreement (the "Company Disclosure Schedule"). The Certificate of Incorporation and By-laws of the Company are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.

     6.2 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, $.01 par value and 1,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). As of March 31, 1998, 3,093,359 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, there were no shares of Preferred Stock issued and outstanding and (except for issuances upon the exercise of outstanding options) there have been no changes in such numbers of shares through the date hereof. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's shareholders may vote issued or outstanding. Except as set forth in Section 6.2 of the Company Disclosure Schedule, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. After the Effective Date, subject to Section 4.3, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 6.8).

     6.3  Subsidiaries.  The only  Subsidiaries  of the Company are disclosed in
Section 6.3 of the Company Disclosure Schedule. Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, or would not reasonably be expected to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of such
Subsidiary. Section 6.3 of the Company Disclosure Schedule contains, with respect to each Subsidiary of the Company, its name and jurisdiction of incorporation and, with respect to each Subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by the Company or a Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a Subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. Except as set forth in Section 6.3 of the Company Disclosure Schedule, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of the Company. Except as set forth in Section 6.3 of the Company Disclosure Schedule, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

     6.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the holders of a majority of the shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. Except as set forth in Section 6.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or
(ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Agreement. Except as disclosed in Section 6.4 of the Company Disclosure Schedule or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain has not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby, including the Merger.

     6.5 Reports and Financial Statements.

          (a) The Company has previously furnished Parent with true and complete copies of its (i) Annual Report to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 as filed with the Securities and Exchange Commission (the "Commission"),
(ii) proxy statements related to all meetings of its shareholders (whether annual or special) since January 1, 1996 and (iii) the other reports (including Forms 10-Q and 8-K) or registration statements set forth in Section 6.5 of the Company Disclosure Schedule which have been filed by the Company with the Commission since January 1, 1995, except for preliminary material (in the case of clauses (ii) and (iii) above) and except for registration statements on Form S-8 relating to employee benefit plans, which are all the documents that the Company was required to file with the Commission since that date (clauses (i) through (iii) being referred to herein collectively, together with all financial statements (including footnotes), exhibits, schedules thereto and documents incorporated by reference therein, as the "Company SEC Reports"). As of their respective filing dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective filing dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the Commission. The consolidated financial statements of the Company included in the Company SEC Reports, including any forms, reports or other documents filed with the Commission by the Company subsequent to the date hereof, (i) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the
Commission with respect thereto; (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods presented (except as may be indicated therein or in the notes thereto) or in the case of unaudited statements, as permitted for presentation in quarterly reports on Form 10-Q; (iii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended, subject in the case of interim financial statements to normal year-end adjustments; and (iv) are in all material respects, prepared in accordance with the books of account and records of the Company and its Subsidiaries.

          (b) The Company has (i) delivered to Parent true and complete copies of all material correspondence between the Commission and the Company or its legal counsel, accountants or other advisors since January 1, 1995 except for cover letters transmitting SEC reports, and (ii) disclosed to Parent in writing the content of all material discussions between the Commission and the Company or its legal counsel, accountants or other advisors concerning the adequacy of form of any SEC Report filed with the Commission since January 1, 1995. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Reports, other than those disclosed to Parent pursuant to clause (i) or (ii) of this Section 6.5(b).

     6.6 Absence of Certain Changes or Events. Since December 31, 1997, except as set forth on Section 6.6 of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted their businesses in the ordinary course, consistent with past practice, and since such date, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Company Material Adverse Effect; (iii) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (v) any material change in its accounting principles, practices or methods or revaluation of the Company's assets; (vi) any repurchase or redemption with respect to its capital stock; (vii) any split, combination or reclassification of any of the Company's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock except as set forth in Section 6.6 of the Company Disclosure Schedule; (viii) any grant of or any amendment of the terms of any option to purchase shares of capital stock of the Company; (ix) any granting by the Company or any of its Subsidiaries to any director, officer or employee of the Company or any of its Subsidiaries of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice) or (B) any increase in severance or termination pay; (x) any entry by the Company or any of its Subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of its Subsidiaries; or
(xi) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     6.7 Litigation. Except as described in the SEC Reports and in Section 6.7 of the Company Disclosure Schedule, there is no suit, action, claim, arbitration or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, either alone or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Company's ability to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries having, or which would reasonably be expected to have, either alone or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the Company's ability to consummate the transactions contemplated hereby.

     6.8 Employee Benefit Plans.

          (a) Section 6.8 of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans", as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary of the Company or any Company ERISA Affiliate (as defined below) or to which the Company, any Subsidiary of the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former employees, independent contractors, consultants and leased employees of the Company, any Subsidiary of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

          (b) None of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any Company ERISA Affiliate presently maintains such a plan. None of the Company, any Subsidiary or Company ERISA Affiliate (subject to the knowledge of the Company, in the case of any Subsidiary or Company ERISA Affiliate acquired by the Company, for periods prior to such acquisition), has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any material liability due to the termination or reorganization of such a Multiemployer Plan.

          (c) No Company Benefit Plan nor the Company has incurred any material liability or penalty under Section 4975 of the Internal Revenue Code, as amended (the "Code") or Section 502(i) of ERISA.

          (d) Except as set forth in Section 6.8 (d) of the Company Disclosure Schedule, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

          (e) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or its Subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 6.8 of the Company Disclosure Schedule (and, in the case of such agreements, the form of which is attached to the Company Disclosure Schedule). Each executive officer of the Company (as such term is defined in Rule 3b-7 under the Exchange Act) and each of the individuals identified on Section 6.8(e) of the Company Disclosure
Schedule is a party to a non-competition agreement with the Company or a Significant Subsidiary, as the case may be, and copies of the forms of such non-competition agreements are attached to Section 6.8 of the Company Disclosure Schedule.

          (f) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA, and neither the Company nor any Company ERISA Affiliate presently maintains such a plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. None of the Company, any Subsidiary, or any Company ERISA Affiliate (subject to the knowledge of the Company, in the case of any Subsidiary or Company ERISA Affiliate acquired by the Company, for periods prior to such acquisition) has engaged in any transaction described in Section 4069 of ERISA.

          (g) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan and there have been no amendments to any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

          (h) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and no contributions have been made to the Company Employee Benefit Plans that would be considered non-deductible under the Code.

          (i) There has been no violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

          (j) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to the Parent by the Company: (i) all plans and related trust documents and any other instruments or contracts under which the Company Employee Benefit Plans are operated, and amendments thereto; (ii) the Forms 5500 for the past three years and (iii) summary plan descriptions.

          (k) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Company's knowledge, against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

          (l) The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

          (m) For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     6.9 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business. To the best knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its

Subsidiaries. There is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the best knowledge of the Company, threatened against or affecting the Company or its Subsidiaries and neither the Company nor any Subsidiary has experienced any strike, material slowdown or material work stoppage or lockout.

     6.10 Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) approved the Merger in accordance with the provisions of Section 251 of the DGCL, (c) recommended the approval of this Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders at the Company Meeting.

     6.11 Compliance with Applicable Laws. The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity"), material to and necessary to conduct the business of the Company or such Subsidiary, as the case may be (the "Company Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits, and the Company and each of its Subsidiaries are in compliance in all material respects with all laws, ordinances and regulations of any Governmental Entity. Except as disclosed in Section 6.11 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity, with respect to the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened.

     6.12 Liabilities. Since December 31, 1997, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) of the type that is required to be disclosed in the Company SEC Reports (including the financial statements contained therein), except for (i) accounts payable incurred in the ordinary course of business not in excess of $250,000, (ii) liabilities of the same nature as those reflected on the financial statements to the Company SEC Reports (including the footnotes thereto) incurred in the ordinary course of business in accordance with past practice (iii) liabilities under or required to be incurred under this Agreement and (iv) liabilities under Company Material Contracts (as hereafter defined). To the best knowledge of the Company, as of the date of this Agreement, there was no basis for any claim or liability of any nature against the Company or its Subsidiaries, whether absolute, accrued, contingent or otherwise, which has had, or would reasonably be expected to have, a Company Material Adverse Effect, other than as reflected in the Company SEC Reports (including the financial statements thereto).

     6.13 Taxes. (a) For the purposes of this Agreement, the term "Tax" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts. Each of the Company and its Subsidiaries has filed all Tax returns required to be filed by any of them and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns. The information contained in such Tax returns is true and complete in all material respects. Neither the Company nor any Subsidiary of the Company is delinquent in the payment of any Tax, assessment or governmental charge. Except as disclosed in Section 6.13 of the Company Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending.

     6.14 Certain Agreements. Except as set forth on Section 6.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor, to the best knowledge of the Company, any other party thereto, is in breach of or default under any material agreement, contract or commitment to which the Company or any of its Subsidiaries is a party (each, a "Company Material Contract"), nor has the Company or any Subsidiary received in writing any claim or threat of such breach or default, in any case in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from the Company or any of its Subsidiaries thereunder. All of the Company Material Contracts are in full force and effect. True and complete copies of the Company Material Contracts have been provided to Parent by the Company. Except as set forth on Section 6.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary to (i) sell any products or services of any other person, (ii) engage in any line of business, or (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any Subsidiary.

     6.15 Patents, Trademarks, Etc.

          (a) The Company and its Subsidiaries own or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses, all applications for and registrations of such patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses, and all processes, formulae, methods, schematics, technology, know-how, tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the "Intellectual Property Rights");

          (b) Neither the Company nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, in the manufacture of, incorporated in, or form a part of any product of the Company or any of its Subsidiaries.

          (c) To the Company's knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or any of its Subsidiaries which the Company considers to be material to its business are valid and enforceable and except as set forth on Section 6.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service or mark or copyright or the violation of any trade secret or other proprietary right of any third party; or (ii) has any knowledge that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

     6.16 No Material Adverse Effect. Except as otherwise disclosed herein, in the Company SEC Reports, in the Company Disclosure Schedule or Section 6.16 of the Company Disclosure Schedule, the Company is not aware of any fact which, alone or together with another fact, which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

     6.17 Products Liability.

          (a) There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority against or involving any product, substance or material (collectively, "Product") or class of claims or lawsuits involving the same or similar Product produced, distributed or sold by or on behalf of the Company which is pending or, to the knowledge of Company, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product produced, distributed or sold by or on behalf of the Company, or any alleged failure to warn, or from any breach of implied warranties or representations, and there has not been any Occurrence (as defined below) that is material to the business of the Company or any of its subsidiaries taken as a whole;

          (b) For purposes of this Section 6.17, the term "Occurrence" shall mean any accident, happening or event which was caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, a Product (including any parts or components) manufactured, produced, distributed or sold by or on behalf of the Company which is likely to result in a claim or loss.

     6.18 Environmental Matters.

          (a) The operations of the Company and its Subsidiaries are, and in the past have been, in compliance in all material respects with all applicable laws, regulations and other requirements of governmental or regulatory authorities or duties under the common law relating to toxic or hazardous substances, wastes, pollution or to the protection of human health, safety, or the environment (collectively,
"Environmental Laws") and have obtained and maintained in effect all material licenses, permits and other authorizations or registrations (collectively "Environmental Permits") required under all Environmental Laws and are, and in the past have been, in compliance with all such Environmental Permits in all material respects.

          (b) Neither the Company nor any Subsidiary has performed or suffered any act which would reasonably be expected to give rise to, or has otherwise incurred, liability to any person (governmental or other) under the United States Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any other Environmental Laws, as amended, nor has the Company or any Subsidiary received written notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of CERCLA to any governmental agency with respect to any of its assets.

          (c) No hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law and collectively referred to herein as "Hazardous Materials") has been released, placed or dumped by the Company or any of its Subsidiaries or by action of any of them otherwise come to be located on, at, beneath or near any of the assets or properties owned or leased by the Company or any of its Subsidiaries or any surface waters or groundwaters thereon or thereunder.

          (d) Neither the Company nor any of its Subsidiaries owns or operates, and has never owned or operated, aboveground or underground storage tanks containing a regulated substance, as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6991 et seq., as amended, or a surface impoundment, lagoon, landfill, PCB containing electrical equipment or asbestos containing materials.

          (e) With respect to any or all of the real properties owned or leased by the Company or any of its Subsidiaries to the knowledge of the Company, (i) there are no, nor have there been in the past, asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls or lead-based paints present at any such properties; and (ii) there are no wetlands (as defined under any Environmental Law) located on any such properties, nor have any been drained, filled or otherwise altered.

          (f) None of the real properties owned or leased by the Company or any of its Subsidiaries (i) has been used or is now used for the generation, transportation, storage, handling, treatment or disposal of any Hazardous Materials in violation of applicable Environmental Laws or (ii) is identified on a federal, state or local listing of sites which require or might require environmental cleanup.

          (g) There are no ongoing investigations or negotiations, pending or threatened, or administrative, judicial or regulatory proceedings, or consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to the

Company or any of its Subsidiaries, any of their operations or the real properties owned or leased by them.

          (h) Neither the Company nor any of its Subsidiaries is subject to reporting requirements under the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss. 11001 et seq., or analogous state statues and related regulations, all as amended.

          (i) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any buildings in which the Company leases office space, the common areas of such buildings, the land upon which such buildings are situated, or the premises in such buildings leased by the Company (except with respect to the Company's personal property located therein).

     6.19 Title to Property.

          (a) Except as set forth in Section 6.19 of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title, or valid leasehold rights in the case of leased property, to all real property and all personal property purported to be owned or leased by them, free and clear of all material liens, security interests, claims, encumbrances and charges, excluding (i) liens for fees, taxes, levies, imposts, duties or governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof, (ii) liens for mechanics, materialmen, laborers, employees, suppliers or other liens arising by operation of law for sums which are not yet delinquent or are being contested in good faith by appropriate proceedings, (iii) liens created in the ordinary course of business in connection with the leasing or financing of office, computer and related equipment and supplies, (iv) easements and similar encumbrances ordinarily created for fuller utilization and enjoyment of property, and (v) liens or defects in title or leasehold rights that, in the aggregate, do not and will not have a Company Material Adverse Effect;

          (b) Consummation of the Merger will not result in any breach of or constitute a default (or an event with which notice or lapse of time or both would constitute a default) under, or give to others any rights of termination or cancellation of, or require the consent of others under, any lease in which the Company or its Subsidiaries is a lessee.

     6.20 Absence Of Certain Business Practices. During the past five years, none of the Company's officers, employees or, to the Company's knowledge, agents, nor, to the Company's knowledge, any other person acting on behalf of any of them or the Company, has, directly or indirectly, given or agreed to give any improper gift or similar benefit to any customer, supplier, governmental employee or other person.

     6.21 Financial Advisor. Except for the financial advisor that will deliver the Fairness Opinion (as defined in Section 9.11 hereof), no broker, finder or investment banker is entitled to any brokerage or finder's fee or investment banking fee in connection with the Merger based upon arrangements made by or on behalf of the Company.


                                   ARTICLE VII
                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

     7.1 Organization. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

     7.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $.01 per share, 100 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all liens, claims and encumbrances.

     7.3 Authority Relative to this Agreement. Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Sub of the Merger or the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain would not prevent the consummation of the transactions contemplated hereby.


                                  ARTICLE VIII
                     CONDUCT OF BUSINESS PENDING THE MERGER

     8.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Date, unless Parent shall otherwise agree in writing:

          (i) The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on going businesses shall be unimpaired at the Effective Date. The Company shall, and shall cause its Subsidiaries to,
(a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (b) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; and (c) maintain and keep its properties and equipment in good repair, working order and condition in accordance with past practice, ordinary wear and tear excepted; and (d) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound;

          (ii) The Company shall not and shall not propose to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries (subject to the fiduciary duties of the Company's Board of Directors), (B) amend its Certificate of Incorporation or By-laws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or
(D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

          (iii) Subject to the fiduciary duties of the Company's Board of Directors, the Company shall not, nor shall it permit any of its Subsidiaries to, without the consent of Parent which shall not be unreasonably withheld (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which the Company's shareholders may vote or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to employment agreements as in effect on the date hereof, the exercise of stock options outstanding on the date hereof or granted prior to the Effective Date under automatic grants under the Company's Employee Stock Option Plan; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business consistent with past practice; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business consistent with past practice; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (iv) The Company shall not, nor shall it permit any of its Subsidiaries to, except as required to comply with applicable law, enter into any new (or amend any existing) Company Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice; and

          (v) The Company shall not, nor shall it permit any of its Subsidiaries to, make any investments in non-investment grade securities


                                   ARTICLE IX
                              ADDITIONAL AGREEMENTS

     9.1 Access and Information. The Company and its Subsidiaries shall afford Parent and to its accountants, counsel and other representatives, upon reasonable advance notice, reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, records and personnel and, during such period, the Company shall furnish promptly to the Parent (i) a copy of each report, schedule and other document filed or received by it or its Subsidiaries pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the Company's or its Subsidiaries' business, properties and personnel as the Parent may request. Each of the Company and Parent shall hold, and shall cause their respective Affiliates, employees and agents to hold, in confidence all information provided to the other pursuant to the terms hereof, in connection with the transactions contemplated hereby or otherwise provided on a confidential basis.

     9.2 Proxy Statement. Parent and the Company shall cooperate and promptly prepare, and the Company shall file with the Commission as soon as practicable, a proxy statement with respect to the Company Meeting (the "Proxy Statement"), which shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall use all reasonable efforts, and Parent will cooperate with the Company, to have the Proxy Statement cleared by the Commission as promptly as practicable. The Company shall, as promptly as practicable, provide copies of any written comments received from the Commission with respect to the Proxy Statement to Parent and advise Parent of any oral comments with respect to the Proxy Statement received from the Commission. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Meeting shall be deemed to have been supplied by the Company. The Company will provide Parent with a reasonable opportunity to review any amendment or supplement to the Proxy Statement prior to filing such with the Commission, and will provide Parent with a copy of all such filings made with the Commission. No amendment or supplement to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

     9.3 Employee Matters. As of the Effective Date, the employees of the Company and each Subsidiary shall continue employment with the Surviving Corporation and the Subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation and the Subsidiaries shall not be obligated to continue any employment relationship with any employee for any specific period of time. Except as otherwise provided by Section 4.3 hereof, as of the Effective Date, the Surviving Corporation shall be the sponsor of the Company Employee Benefit Plans sponsored by the Company immediately prior to the Effective Date, and Parent shall cause the Surviving Corporation and the Subsidiaries to satisfy all obligations and liabilities under such Company Employee Benefit Plans. To the extent any employee benefit plan, program or policy of the Parent or its affiliates is made available to the employees of the Surviving Corporation or its Subsidiaries: (i) service with the Company and the Subsidiaries by any employee prior to the Effective Date shall be credited for eligibility and vesting purposes under such plan, program or policy, but not for benefit accrual purposes, and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the Subsidiaries for their employees prior to the Effective Date.

     9.4 Indemnification.

          (a) The Company shall indemnify, defend and hold harmless, and after the Effective Date, the Surviving Corporation shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective Date (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities ("Losses") arising out of the transactions contemplated by this Agreement occurring before the Effective Date to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses; provided, however, that such indemnification shall not be available with respect to Losses arising out of the failure of the Company to obtain the Fairness Opinion. Parent agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than three years from the Effective Date. Parent agrees to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Date the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Date; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; provided, further, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

          (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced by a person or entity who or which is not a party to this Agreement, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable efforts to defend against and respond thereto.


     9.5 Additional Agreements.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals as may be necessary or advisable to consummate the merger, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

          (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such commercially reasonable and necessary action.

     9.6 Alternative Proposals.  Prior to the Effective Date, the Company agrees
(a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause it and its Subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 9.6; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of its Subsidiaries: provided, however, that nothing contained in this Section 9.6 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith (after consultation with and based on advice of its outside legal counsel) that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, (i) the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (ii) the Company and such person or entity enter into an appropriate confidentiality agreement with respect to information to be supplied by the Company and (C) the Company keeps Parent promptly informed of the status and all material terms and conditions of any such discussions or negotiations (including identities of parties) and, if any such proposal or inquiry is in writing, furnishes a copy of such proposal or inquiry to Parent as soon as practicable after the receipt thereof; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 9.6 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article XI hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Agreement.

     9.7 Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Parent on operational matters. The Company shall promptly advise Parent orally and in writing of any change or event that has had, or could reasonably be expected to have, a

Company Material Adverse Effect. The Company shall promptly provide to Parent (and its counsel) copies of all filings made by such party with the Commission or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     9.8 Restructuring of Merger. Upon the mutual agreement of Parent and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Sub, with Sub being the surviving corporation, or as a merger of the Company into Parent, with Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

     9.9 Cancellation of Warrants; Repayment of Loans from Affiliates. On the Effective Date, and without any further action by the holders thereof (a) warrants to purchase 400,000 shares of Company Common Stock held by Mr. John Robinson and warrants to purchase 50,000 shares of Company Common Stock held by Mr. Peter Lordi shall be canceled and the holders thereof shall thereafter have the right to payment in cash equal to $400,000 and $50,000, respectively, in exchange therefor, which payment shall be made by the Surviving Corporation promptly after the Effective Date and (b) the loans by Mr. Robinson and Mr. Robert L. Priddy to the Company in the original principal amounts of $1,700,000 and $500,000, respectively, shall be converted into the right to (i) the cash payment to Mr. Robinson of $1,200,000 plus all accrued and unpaid interest on his loan and the issuance to Mr. Robinson by Parent of Parent ordinary shares, par value 1p per share, having a value equal to $500,000 and (ii) the cash payment to Mr. Priddy of all accrued and unpaid interest on his loan and the issuance to Mr. Priddy by Parent of Parent ordinary shares having a value equal to $500,000, which payments and issuances shall be made promptly after the Effective Date and (c) the 300,000 options outstanding to Mr. Priddy shall be canceled at Closing. For purposes of determining the value of the Parent ordinary shares hereunder, each Parent ordinary share shall have a value equal to the average of the middle market closing price for the Parent ordinary shares on the Alternative Investment Market of the London Stock Exchange, as shown in "The London Stock Exchange Daily Official List" on each of the ten trading days ending two days prior to the Effective Date. Prior to the issuance of such Parent ordinary shares, each of Messrs. Robinson and Priddy shall enter into a subscription with Parent in form reasonably satisfactory to Parent, which will provide, among other things, that the Parent ordinary shares to be issued hereunder may not be sold, assigned, pledged or otherwise transferred for a period of six months from the date of issuance.

     9.10 Agreement of Principal Stockholders. Each of Messrs. Priddy and Robinson and Mr. John Holmes (collectively, the "Stockholders") agrees that from and after the date hereof until August 31, 1998, or such earlier date as this Agreement shall be terminated (a) he shall not pledge, hypothecate or otherwise transfer his shares of Company Common Stock in any manner and (b) he shall vote all of his shares of Company Common Stock in favor of the Merger (and against any Alternative Proposal). Nothing contained in this Section 9.10 shall be construed to prevent any of the Stockholders, when acting in their capacities as directors of the Company, from exercising their fiduciary duties as directors in accordance with applicable law.

     9.11 Fairness Opinion. The Company shall use its commercially reasonable efforts to engage an investment bank reasonably acceptable to Parent promptly after the date of this Agreement for the purpose of delivering a written opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view (the "Fairness Opinion"). The Company shall engage such investment bank to deliver the Fairness Opinion within three weeks of the date of this Agreement (the "Fairness Opinion Period"). The fees and commissions payable to the Company's financial advisor in connection with its services to the Company shall be reasonably acceptable to Parent. The Company take all commercially reasonable steps to facilitate the delivery of the Fairness Opinion and shall use its commercially reasonable efforts to cooperate with the investment bank and supply all information reasonably requested on a timely basis. Any failure by the Company's investment bank to deliver the Fairness Opinion for any reason other than the adequacy of the value of the Merger Consideration shall be deemed to be a breach of this covenant by the Company.



                                    ARTICLE X
                              CONDITIONS PRECEDENT

     10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

          (b) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction lifted).

     10.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, unless waived by the Company:

          (a) The Parent and Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of Parent and Sub contained in this Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement, and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent and Sub to that effect.

          (b) Parent and Sub shall have furnished the Company with a certified copy of the resolutions adopted by their respective directors approving the terms, execution and delivery of this Agreement, the Merger contemplated hereby, and Parent's and Sub's performance hereunder, together with a certificate of incumbency of Parent and Sub, executed by their respective President or a Vice-President, and Secretary, which lists the officers and specimen signatures of the officers who have executed this Agreement and all other documents and instruments contemplated by this Agreement on behalf of Parent and Sub.

          (c) The Company shall have received an opinion of Parent's and Sub's legal counsel, dated as of the Closing Date, as to the matters set forth on
Exhibit 10.2(c) attached hereto, addressed to the Company.

     10.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of the Company contained in this Agreement shall be true when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement, and Parent and Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect.

          (b) From the date of this Agreement through the Effective Date, there shall not have occurred any change, individually or together with other changes, that has had, or would reasonably be expected to have, a material adverse change in the financial condition, business, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

          (c) The number of shares of Company Common Stock for which written demand for appraisal has been properly made pursuant to Section 262 of the DCGL shall not have exceeded 5% of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Date.

          (d) The Company shall have furnished Parent and Sub with a certified copy of the resolutions adopted by the Company's directors and stockholders approving the terms, execution and delivery of this Agreement, the Merger contemplated hereby, and the Company's performance hereunder, together with a certificate of incumbency of the Company, executed by its President or a Vice-President, and its Secretary, which lists the officers and specimen signatures of the officers who have executed this Agreement and all other documents and instruments contemplated by this Agreement on behalf of the Company.

          (e) Parent and Sub shall have received an opinion of the Company's legal counsel, dated as of the Closing Date, as to the matters set forth on
Exhibit 10.3(e) attached hereto, addressed to Parent and Sub.


                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

     11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

     11.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by August 31, 1998, or (b)the approval of the Company's stockholders required by Section 10.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger.

     11.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of the Company referred to in
Section 10.1(a), by action of the Board of Directors of the Company and written notice to Parent, if (a) in the exercise of its fiduciary duties to its stockholders imposed by law, the Board of Directors of the Company determines that such termination is required by reason of an Alternative Proposal being made, or (b) there has been a material breach by Parent or Sub of any representation or warranty contained in this Agreement, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent. Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to terminate this Agreement and abandon the Merger (A) during the Fairness Opinion Period if the Company receives a written opinion from the investment bank retained pursuant to Section
9.11 to the effect that the Merger Consideration is not fair from a financial point of view to the holders of the Company Common Stock, or on the last day of the Fairness Opinion Period if the Fairness Opinion has not been delivered, or (B) at any time after June 30, 1998, if, within five (5) days after the written request by the Company after such date, Parent does not furnish to the Company a written letter addressed to the Company from Henry Ansbacher & Co. Limited and/or other reputable investment banks capable of providing such financing confirming their firm commitment to provide the financing required in connection with the transactions contemplated hereby for the payment of all amounts due hereunder or related hereto (including fees and expenses of its financial advisors and legal counsel).

     11.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, by action of the Board of Directors of Parent and written notice to the Company, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders, or (b) there has been a material breach by the Company of any representation or warranty contained in this Agreement, or (c) there has been a material breach by the Company of any of the covenants or agreements set forth in this Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (d) a change or changes having the effect specified in Section 10.3(b) shall have occurred. Notwithstanding the foregoing, this Agreement may be terminated by Parent and the Merger may be abandoned (A) at any time prior to May 15, 1998, by action of the Board of Directors of Parent and written notice to the Company, if Parent concludes as a result of Parent's legal, business and financial due diligence review of the Company, that (i) the Company's business, properties, assets, condition (financial or otherwise), liabilities or operations are not satisfactory, or (ii) the Company is in material breach of any representation or warranty made in this Agreement, or (B) during the Fairness Opinion Period if the Company receives a written opinion from the investment bank retained pursuant to Section 9.11 to the effect that the Merger consideration is not fair from a financial point of view to the holders of the Company Common Stock, or within two business days after the termination of the Fairness Opinion Period if the Company shall not have obtained the Fairness Opinion, or (C) before June 30, 1998 if Parent shall have failed to obtain the irrevocable undertaking from holders of a majority of Parent's ordinary shares to vote in favor of the resolutions necessary to effect the Merger and the related financing or (D) prior to June 30, 1998 if Parent and Sub shall not have obtained a firm commitment from Henry Ansbacher & Co. Limited and/or other reputable investment banks capable of providing such financing to provide the financing required in connection with the transactions contemplated hereby for the payment of all amounts due hereunder or related hereto (including fees and expenses of its financial advisors and legal counsel) on terms satisfactory to Parent in its sole discretion.

     11.5 Effect of Termination and Abandonment.

          (a) In the event that (x) any person shall have made an Alternative Proposal and thereafter this Agreement is terminated either by the Company pursuant to Section 11.3(a) or by either Parent or the Company pursuant to
Section 11.2(b), (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders and Parent shall have terminated this Agreement pursuant to Section 11.4(a) or (z) any person shall have made an Alternative Proposal and thereafter this Agreement is terminated for any reason other than those set forth in clauses (x) or (y) above and within 12 months thereafter any Alternative Proposal shall have been consummated with the third party who made such Alternative Proposal, then the Company shall promptly, but in no event later than two days after such termination or consummation with respect to clause (z), pay Parent a fee of $500,000 (the "Termination Fee"), which amount shall be payable by wire transfer of same day funds. Notwithstanding anything to the contrary contained herein, Parent shall only be entitled to be paid the Termination Fee in the event that at the time of the termination of this Agreement Parent is not in material breach of any of the representations, warranties or covenants set forth in this Agreement. The Company acknowledges that the agreements contained in this
Section 11.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 11.5(a), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 11.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such payment should have been made.

          (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article XI, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
11.5 and Section 12.3 and except for the provisions of Sections 12.5, 12.6, 12.7, 12.9, 12.11, 12.12 and 12.14. Moreover, in the event of termination of this Agreement pursuant to Section 11.2, 11.3 or 11.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided that following termination of this Agreement upon the occurrence of any of the events described in clauses (x), (y) or (z) of Section 11.5(a), and provided that the Termination Fee payable pursuant to Section 11.5 shall after such termination be paid, neither Parent nor Sub shall (i) have any rights whatsoever in respect of or in connection with the representations, warranties or covenants of the Company, (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Alternative Proposal or (iii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Proposal.

                                   ARTICLE XII
                               GENERAL PROVISIONS

     12.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Date. All covenants and agreements set forth in this Agreement and any instrument delivered pursuant to this Agreement shall survive in accordance with their terms.

     12.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or other standard form of telecommunications, overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


           If to the Company:

           Lukens Medical Corporation
           3820 Academy Parkway North NE
           Albuquerque, New Mexico 87109
           Attention: Robert Huffstodt, President
                          and Chief Executive Officer
           Facsimile: (505) 342-9735

           With a copy to:

           Golenbock, Eiseman, Assor & Bell
           437 Madison Avenue, 35th Floor
           New York, New York 10022
           Attention: Andrew M. Singer, Esq.
           Facsimile: (212)754-0330

           If to Parent or Sub:

           Medisys PLC
           Walmar House
           288-292 Regent Street
           London W1R SH8 England
           Attention: Brian Timmons
           Facsimile: (011) 171-436-5303

           With a copy to:

           Brock Silverstein McAuliffe LLC
           One Citicorp Center
           153 East 53rd Street, 56th Floor
           New York, New York 10022
           Attention: David Robbins, Esq.
           Facsimile: (212) 371-5500

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     12.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated except as expressly provided herein and except that (a) the filing fee in connection with the filing of the Proxy Statement with the Commission and (b) the expenses incurred in connection with printing and mailing the Proxy Statement, shall be shared equally by the Company and Parent.

     12.4 Publicity. So long as this Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to the rules of any listing agreement with any national securities exchange, NASDAQ, the Alternative Investment Market of the London Stock Exchange, or other regulatory body or association. The commencement of litigation relating to this Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 12.4.

     12.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions or other appropriate equitable relief (in addition to other remedies at law), without the requirement to post bond or security to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Parent and Sub may assign their rights, but not their obligations, under this Agreement to any of their respective direct or indirect wholly owned subsidiaries. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Parent's agreement contained in Section 9.4 hereof.

     12.7 Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Schedule and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     12.8 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company and the Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

     12.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     12.11 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.


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



     12.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     12.13 Waivers. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     12.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     12.15 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     12.16 United States Dollars; Exchange Rates. (a) As used in this Agreement, unless otherwise indicated, "$" shall mean U.S. dollars; and (b) to the extent that the calculation of foreign currency exchange rates is required hereby, reference shall be made to the appropriate rates set forth in "The Wall Street Journal" for the applicable date.


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



     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                                   MEDISYS PLC

                                                   By: /s/ Brian P. Timmons
                                                      -------------------------
                                                      Name: Brian P. Timmons
                                                      Title: Vice President


                                                   LMC ACQUISITION CORP.

                                                   By: /s/ Brian P. Timmons
                                                      -------------------------
                                                      Name: Brian P. Timmons
                                                      Title: Vice President


                                                   LUKENS MEDICAL CORPORATION

                                                   By: /s/ Robert S. Huffstodt
                                                      --------------------------
                                                      Name: Robert S. Huffstodt
                                                      Title: President

Agreed and Accepted
with Respect to Sections 9.9 and  9.10

/s/ John Robinson
----------------------
John Robinson


/s/ Robert L. Priddy
----------------------
Robert L. Priddy


/s/ John Holmes
----------------------
John Holmes


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



                                                                 Exhibit 10.2(e)


Form of Opinion of Counsel to Parent and Sub (to be split between US and UK counsel)

1. Parent is a public limited company duly incorporated, validly existing and in good standing under the laws of Scotland and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted.

2. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3. Parent has the corporate authority to enter into the Merger Agreement and to carry out its obligations hereunder. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly authorized by Parent's Board of Directors. No other corporate proceedings on the part of Parent are necessary to authorize the Merger Agreement and the transactions contemplated thereby.

4. Sub has the corporate power to enter into the Merger Agreement and to carry out its obligations thereunder. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly authorized by Sub's Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby.


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



                                                                 Exhibit 10.3(e)


Form of Opinion of Counsel to the Company

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted.

2. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $.01 per share.

3. Each Subsidiary of the Company incorporated in the United States is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted.

4. The Company has the corporate power to enter into the Merger Agreement and to carry out its obligations thereunder. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the Company's Board of Directors. No other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement and the transactions contemplated thereby.

5. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present approved the Merger in accordance with the provisions of Sections 251 of the DGCL.

6. A majority of the Company's stockholders have approved the Merger Agreement and the Merger at a meeting duly called and held for such purpose.


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